SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36878	20-8627710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 313-8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.     Termination of a Material Definitive Agreement.

On October 9, 2015, National Commerce Corporation (“NCC”) received notice that NBC Holdings, LLC, an Alabama limited liability company (“NBC Holdings”), had distributed to its members or otherwise disposed of all 507,895 shares of NCC common stock (the “Shares”) that it held prior to such date (the “Distribution and Disposition”). Prior to the Distribution and Disposition, the Shares represented approximately 5.38% of NCC’s 9,438,541 outstanding shares of common stock. As a result of the Distribution and Disposition, the Registration Rights Agreement (the “RRA”), dated as of August 15, 2008, between NBC Holdings (which at the time of execution of the RRA was known as RMB Holdings, LLC) and NCC (which at the time of execution of the RRA was known as Americus Financial Services, Inc.) terminated according to its terms. Under the RRA, NBC Holdings was entitled to certain demand and piggyback registration rights with respect to the Shares, subject to various conditions and limitations set forth in the RRA. However, the RRA further provided that, in the absence of an election by NBC Holdings to assign its registration rights under the RRA, the RRA would become void and of no further effect at such time as NBC Holdings no longer owned any registrable shares of NCC common stock. NBC Holdings did not assign its registration rights under the RRA in connection with, or prior to, the completion of the Distribution and Disposition. Accordingly, the RRA has terminated and all rights granted thereunder have been extinguished.

The summary of the RRA above is not complete and is qualified in its entirety by the full text of the RRA, which is attached as Exhibit 4.3 to Amendment No. 1 to NCC’s Registration Statement on Form S-4 (as amended), filed with the Securities and Exchange Commission on September 30, 2014, and which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATIONAL COMMERCE CORPORATION

October 14, 2015	/s/ William E. Matthews, V
William E. Matthews, V
Vice Chairman and Chief Financial Officer